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                                                                      EXHIBIT 21

Subsidiaries of the Registrant

SAS IP, Inc., a Wyoming corporation

ASN Systems Limited, a United Kingdom company

ANSYS Software Engineering Technology (Beijing) Co., Ltd., a China wholly-owned foreign enterprise

ANSYS Software Private Limited, an India corporation

CADOE S.A., a France corporation

ANSYS France SARL, a France corporation

CFD & Structural Engineering GmbH, a German corporation

ICEM CFD Japan PVT. Ltd., a Japan corporation

ICEM CFD Engineering Schweiz GmbH, a Switzerland corporation

Matrix CFD Solutions Pvt. Ltd., an India corporation

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